Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 21, 2004 accompanying the Balance Sheet of Eagle Hospitality Properties Trust, Inc. as contained in the registration statement and prospectus on Form S-11 of Eagle Hospitality Properties Trust, Inc. to be filed with the Securities and Exchange Commission on or about August 13, 2004. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”

/S/    GRANT THORNTON LLP

Cincinnati, Ohio

August 13, 2004